Exhibit 10.2

PPG Industries PPG Industries, Inc. One PPG Place Pittsburgh, Pennsylvania 15272 USA Telephone (412) 434-2204 Fax (412) 434-2438 craigjordan@ppg.com J. Craig Jordan Vice President, Human Resources

June 8, 2011

Dear Dave:

I am pleased to confirm your assignment to the position of Senior Vice President, Finance and Chief Financial Officer, effective June 10, 2011, reporting to Chuck Bunch.

Your monthly salary effective July 1, 2011 in this position will be $41,667. Your prorated target award effective July 1, 2011 under the Incentive Compensation Plan will be $450,000. In August, 2011 you also will receive 12,290 stock options, 2,663 RSUs and 2,663 TSRs. In addition, subject to your continued employment through such date, you will receive stock options, RSUs and TSRs in February 2012 with an initial aggregate valuation of $1,000,000 at the time of the grant, calculated using established accounting methodology. Upon recruitment of a new Chief Financial Officer, your assignment as Chief Financial Officer will end and you will continue as Senior Vice President until you retire from PPG effective February 28, 2013 or such later date as mutually agreed upon.

You and PPG both reserve the right to end your employment relationship with the Company at any time for any lawful reason.

Dave, we are looking forward to working with you in your new role. As you know, this position is of critical importance to the Company, and you are the right person to provide leadership at this time.

If you agree with the terms referenced above, please indicate your acceptance by signing where noted below.

Yours truly,

/s/ J. Craig Jordan

Accepted and agreed to:

/s/ David Navikas	June 8, 2011
David Navikas	Date